COPY

Restated and Amended Exploration Agreement

Centurion Gold Holdings Inc.

and

Escopeta Oil Company LLC

and

Taylor Minerals LLC

and

Escopeta Energy Company Inc.

and

Galena Energy Corporation

and

Arrik Energy Inc.

and

Escopeta Oil and Gas Corporation

September 2006

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C:\Documents and Settings\Escopeta Oil and Gas\Local Settings\Temporary Internet Files\OLK18\escopeta exploration agreement executed (2) (2).DOC

CONTENTS

CLAUSE **PAGE**

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THIS AGREEMENT is made the day of September 2006 between:

(1) **CENTURION GOLD HOLDINGS INC.** a Florida corporation whose address is P.O. Box 363, Rivonia, 2128, South Africa (**"Centurion"**);

(2) **ESCOPETA OIL CO., LLC**, a Texas limited liability company whose address is 5005 Riverway, Suite 440, Houston Texas 77056 and its members (**"Escopeta"**);

(3) **TAYLOR MINERALS, LLC**, a Texas limited liability company, whose address is 500 Dallas St. #3450, One Allen Center, Houston, Texas 77002 and its members (**"Taylor"**);

(4) **ESCOPETA ENERGY COMPANY INC.**, a Texas corporation whose registered office is 5005 Riverway, Suite 440, Houston, Texas 77056 (**"Texas Newco"**);

(5) **GALENA ENERGY CORPORATION**, a Texas corporation whose registered office is 5005 Riverway, Suite 440, Houston, Texas 77056 (**"Galena"**);

(6) **ARRIK ENERGY INC.** a company incorporated in Delaware, United States of America whose address is 3500 South Dupont Highway, Dover, Delaware 19901 (**"Topco"**); and

(7) **ESCOPETA OIL AND GAS CORPORATION**, a Texas corporation whose address is 5005 Riverway, Suite 440, Houston, Texas 77056 (**"Texas Oldco"**),

and amends, restates and supersedes the exploration agreement as of the effective date of 28 December 2005 made between (1) Centurion, (2) Escopeta and (3) Taylor (the **"Initial Exploration Agreement"**).

RECITALS:

(A) Escopeta and Taylor are companies engaged in oil and gas exploration, and are the owners of certain oil and gas leases on land located in the Kenai Peninsula Alaska, U.S.A. and known as the Kitchen and North Alexander prospects. The leases are as described in Exhibit "A" hereto as the "East Kitchen Leases", "North Alexander Leases" and the "Additional Leases" and together comprise the "Alaskan Leases", and cover a total of ±129,618.82 acres of land, located within the State of Alaska. The Additional Leases comprise the "Kitchen Leases" and the "South Kitchen Leases" details of which are set out in Exhibit "A".

(B) Escopeta holds record title to 100% of the leasehold working interest as nominee and owns an undivided 75% of the Alaskan Leases and Taylor owns an undivided 25% of the Alaskan Leases.

(C) Escopeta Energy Company Inc. will become a subsidiary of Topco prior to the closing of the IPO defined below.

(D) Galena is a wholly-owned subsidiary of Centurion, a public company listed on the NASDAQ, USA.

(E) Centurion wishes to acquire an interest in the Alaskan Leases and has made a number of payments in relation, inter alia, to certain exploration activities to be conducted on the Alaskan Leases.

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(F) The parties intend that the East Kitchen Leases and the North Alexander Leases are transferred to Texas Newco prior to the listing of Topco on the AIM market of the London Stock Exchange plc (**"IPO"**) and that the Additional Leases are transferred to Galena.

(G) This Agreement records (i) the terms and conditions on which the East Kitchen Leases and the North Alexander Leases will be transferred into Texas Newco, (ii) the terms and conditions on which the Additional Leases will be transferred to Galena, (iii) the ownership and economic interests in the Alaskan Leases and (iii) certain other matters relating to the Alaskan Leases.

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements and covenants herein set forth, the parties, agreeing to be legally bound, hereto agree as follows:

1. PRIOR AGREEMENTS AND ASSIGNMENTS

The agreement executed between Escopeta and Centurion dated 17 October 2005, the amendment to agreement executed 15 November 2005, the Initial Exploration Agreement and any other agreement entered into by and between any of the parties and arising out of those agreements are hereby superseded by this Agreement and have no further force or effect.

2. TRANSFER OF INTERESTS

Escopeta and Taylor hereby agree to:

(a) transfer title, reserving to Escopeta and to Taylor the overriding royalty interest described in section 3 below, in the East Kitchen Leases and the North Alexander Leases to Texas Newco on the terms and conditions set out in this Agreement and in accordance with the escrow agreement in form attached at Exhibit "B" (**"Escrow Agreement"**);

(b) transfer the existing drilling permits in relation to the East Kitchen Leases and the North Alexander Leases to Texas Newco on the terms and conditions set out in those permits; and

(c) transfer title, reserving to Escopeta and to Taylor the overriding royalty interest described in section 3 below, in the Additional Leases to Galena on the terms and conditions set out in this Agreement and in accordance with the Escrow Agreement.

3. ROYALTY AND WORKING INTERESTS DERIVED AND ARISING FROM THE ALASKAN LEASES

Following the transfer of title in the Alaskan Leases as described in clause 2 above, the following amounts shall be payable from all and any Gross Revenue (as defined in clause 3(e) below) arising from the Alaskan Leases:

(a) in respect of the East Kitchen Leases and the North Alexander Leases, entitlements in the following order:

(i) 12.5 per cent royalty reserved to the Department of Natural Resources, State of Alaska; and

(ii) 17.5 per cent overriding royalty reserved to Escopeta and Taylor.

The remainder of such Gross Revenue shall be owned by Texas Newco.

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(b) in respect of the Additional Leases, payments in the following order:

(i) 12.5 per cent royalty reserved to the Department of Natural Resources, State of Alaska; and

(ii) 17.5 per cent overriding royalty reserved to Escopeta and Taylor.

The remainder of such Gross Revenue shall be owned by Galena.

(c) The parties agree that each person (whether a working interest owner or an overriding royalty owner) entitled to a share (whether in kind or in value) of oil, gas, or associated substances produced from or allocated to any of the Alaskan Leases shall bear:

(i) any severance taxes due on or in connection with said production and

(ii) any income taxes due on any income realized from the sale or other disposition of said production.

The parties further agree that each working interest owner shall be entitled

(i) to pay on behalf of each overriding royalty owner (to the extent the interest of said overriding royalty owner burdens the working interest held by said working interest owner, or to such greater extent as the State of Alaska may look to said working interest owner to pay on behalf of each said overriding royalty owner) any and all severance taxes due on or in connection with the share (whether in kind or in value) of production allocable to the overriding royalty interest held by said overriding royalty owner, and

(ii) to deduct the same from the overriding royalty due to said overriding royalty owner.

(d) (i) Escopeta and Taylor shall have the right to sell some or all of the overriding royalty (**"ORRI"**) retained by them, to a third party provided always that such interest (in whole and not in part) shall first be offered to Topco and then to Centurion by notice in writing (the **"Royalty Sale Notice"**).

(ii) The Royalty Sale Notice shall be served on Topco and Centurion simultaneously and shall set out all the terms and conditions of such offer to sell Escopeta and/or Taylor's ORRI, in whole or in part, including the total price payable by Topco or Centurion (as the case may be).

(iii) Topco shall have 30 days to accept such offer in writing to Escopeta and/or Taylor. If Topco refuses such offer (or fails to accept the offer within such time period) Centurion shall have a further period of five days from such refusal (or failure) to accept such offer in writing to Escopeta and/or Taylor. If Centurion refuses such offer (or fails to accept the offer within such time period) then Escopeta and/or Taylor shall be permitted to sell the ORRI to a third party on the same terms and conditions (including as to total price) as those offered to Topco and Centurion.

(e) (i) Texas Newco and Galena shall have the right to sell the working interest in the Alaskan Leases, in whole or in part, to a third party, provided always that such

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right (in whole and not in part) shall first be offered to Escopeta and Taylor by notice in writing (the **"Working Interest Sale Notice"**).

(ii) The Working Interest Sale Notice shall be served on Escopeta and Taylor simultaneously and shall set out all the terms and conditions of such offer to sell the Working Interest of Texas Newco and/or Galena, in whole or in part, including the total price payable by Escopeta and/or Taylor (as the case may be), in order to match the offer of such third party.

(iii) Escopeta and Taylor shall have 30 days to accept such offer in writing to Texas Newco and/or Galena. If one party accepts the offer and the other refuses such offer (or fails to accept the offer within such time period) the accepting party shall have a further period of five days from such refusal (or failure) to accept the entirety of such offer in writing to Texas Newco and/or Galena. If both Escopeta and Taylor refuse such offer (or fail to accept the offer within such time period) then Texas Newco and/or Galena shall be permitted to sell the Working Interest to a third party on the same terms and conditions (including as to total price) as those offered to Escopeta and Taylor.

(f) For the purposes of this clause 3, Gross Revenue shall mean the gross proceeds of sale of the oil and/or gas produced from the Alaskan Leases and sold to third parties on an arm's length basis.

4. **PRIOR PAYMENTS**

The parties acknowledge that in consideration of receiving its beneficial interest in the Alaskan Leases and in order to facilitate the IPO, Centurion has made the following payments on behalf of Topco in relation to certain activities associated with the Alaskan Leases and in the facilitation of the IPO:

(a) (i) $125,000 to Escopeta as a non-refundable option payment to obtain the right to pursue the transactions contemplated by this Agreement and to acquire an interest in the Alaskan Leases;

(ii) $395,000 to Escopeta as a non-refundable payment to be used by Escopeta to pay expenses associated with State of Alaska permitting requirements in relation to the Alaskan Leases;

(iii) $330,000 to Escopeta exclusively to pay rental payments and to make payments relating to additional State of Alaska permitting requirements in relation to the Alaskan Leases;

(iv) $287,899 to Escopeta in relation to costs associated with the Initial Exploration Agreement and costs incurred in preparation of the drilling of the area comprising the East Kitchen Leases;

(v) $300,000 to ASRC Energy Services E&P Technology, Inc. as a deposit in relation to the Master Consulting Services Contract for Exploration Drilling Services;

(vi) $75,000 to Gaffney Kline for the draft competent persons report dated March 2006 in relation to the East Kitchen Prospect;

(vii) $261,202 in relation to travel and accommodation costs incurred by Centurion in relation to the transactions contemplated by this Agreement;

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(viii) $166,338 for retainers and consultancy fees incurred by Centurion in relation to costs associated in facilitating the IPO; and

(ix) $472,842 in relation to legal fees incurred in relation to advising on the IPO, contract preparations, title opinions and Jones Act consultations.

(b) Topco undertakes to Centurion that following the IPO, it shall reimburse Centurion in full and without set-off the amounts as set out in clause 4(a) from the proceeds of the IPO.

(c) The parties further acknowledge that Centurion made the following payments on behalf of Topco in relation to securing contracts for the intended East Kitchen exploration programme:

(i) $431,000 to COSCOL (HK) Investment & Development Company Limited as an initial down-payment in relation to the heavy lift vessel to be used in connection with transporting the exploration jack-up rig to the site of the Alaskan Leases; and

(ii) $500,000 to Escopeta to be paid to Songa Drilling Pte. Ltd. as an initial down-payment in relation to the hire of the exploration jack-up rig.

(d) Topco undertakes to Centurion that following the IPO, it will consider reimbursing (in the absolute discretion of Topco) Centurion those amounts set out in clause 4(c) from the proceeds of the IPO. Topco shall take into consideration (i) the extent to which Topco is successful in raising, pursuant to the IPO, the optimum funds required by it, (ii) the extent to which the amounts set out in clause 4(c) are expected to be utilised by Topco for the exploration of East Kitchen in 2007, and (iii) the extent to which the amounts set out in clause 4(c) were bona-fide in furthering the successful IPO.

(e) The parties also acknowledge that provision has been made for payments of further amounts by Centurion on behalf of Topco in the period up to the IPO. Topco undertakes that following the IPO and upon receipt of particulars of claim audited and verified by an independent (and suitably qualified) third party auditor it shall reimburse Centurion in full and without set-off such further amounts as may be paid by Centurion. The independent third party auditor shall be appointed by agreement between Topco and Centurion and failing agreement by the President of the Institute of Chartered Accountants on the application of either of those parties.

(f) Centurion acknowledges that under the terms of an agreement with Nabors Alaska Drilling Inc. ("**Nabors**") dated ● September 2006 Topco is obliged to pay a deposit of $782,000 to Nabors on or about 6 October 2006 ("**Deposit**"). Centurion agrees with Topco that in the event that the IPO has not completed by the due date for payment of the Deposit, Centurion will pay the Deposit to Nabors on behalf of Topco. Topco undertakes to Centurion that it will reimburse the amount paid by Centurion to Nabors out of the proceeds of the IPO.

5. **FURTHER PAYMENTS**

(a) Centurion has committed to make the following estimated additional payments if the IPO does not occur:

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(i) $1,271,100 towards the legal fees of Ashurst incurred in connection with advising on the IPO;

(ii) $190,000 to various parties in relation to ongoing capital costs in connection with the Alaskan Leases and travel and accommodations costs to be incurred during August and September 2006;

(iii) $456,000 to Deloittes in relation to their professional charges for accounting and tax advice in connection with the IPO;

(iv) $85,500 to Buchanans in relation to marketing activities incurred in connection with the IPO;

(v) $400,000 to Bene Capital (Pty) Ltd in relation to consulting fees in connection with the IPO;

(vi) $335,000 to various legal firms in relation to corporate formations, documentation, opinions, contract and corporate document drafting and corporate registration in the States of Texas, Delaware and Alaska;

(vii) $95,000 to Investec for expenses incurred; and

(viii) $120,000 to Gaffney,Cline & Associates for costs in respect of the Competent Persons Report.

An exchange rate of $1.90:£1 has been used.

(b) If the IPO does occur, the obligations to make the payments set out in clause 5(a) above (or, to the extent already made as at the date of the IPO, the obligation to reimburse Centurion, as the case may be) shall be transferred to Topco and the relevant amounts shall be paid (or re-imbursed) by Topco to the relevant third party or Centurion (as the case may be) from the proceeds of the IPO.

(c) On the later of 30 September 2006 or within two Business Days of the proceeds from the sale of certain of shares owned by Centurion in Topco in the IPO being received by Investec Bank (UK) Limited (**"Investec"**) on behalf of Centurion, Centurion hereby authorizes and instructs Investec to pay the amount of $12,875,000 to Escopeta and Taylor (by wire transfer to one or more commercial accounts jointly designated by them) in consideration for the transfer of the East Kitchen Leases and North Alexander Leases to Texas Newco and the Additional Leases to Galena.

(d) If the IPO has not occurred by 30 November 2006 (or such later date as Centurion, Topco, Escopeta and Taylor may otherwise agree in writing), the payment obligation set out in clause 5(c) shall lapse and be of no further force and effect and the Escrow Agent shall be obliged to transfer title to the East Kitchen Leases, the North Alexander Leases and the Additional Leases back to Escopeta and Taylor on the terms set out in the Escrow Agreement.

6. DEFERRED PAYMENTS IN RELATION TO THE EAST KITCHEN LEASES, NORTH ALEXANDER LEASES AND ADDITIONAL LEASES

6.1 Promptly following completion and testing of a discovery well on the North Alexander prospect leases capable of production in commercial quantities, Centurion will pay to Escopeta and Taylor, the amount of $2,000,000 (by wire transfer to a commercial account jointly

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designated by them) as additional consideration for the transfer of the North Alexander Leases to Texas Newco.

6.2 Promptly following completion and testing of a discovery well on the East Kitchen Leases capable of production in commercial quantities, Centurion will pay to Escopeta and Taylor, (by wire transfer to a commercial account jointly designated by them) the amount of $8,000,000 as additional consideration for the transfer of the East Kitchen Leases to Texas Newco.

6.3 Promptly following completion and testing of a discovery well on the Kitchen prospect leases capable of production in commercial quantities, Centurion will pay to Escopeta and Taylor, the amount of $3,000,000 (by wire transfer to a commercial account jointly designated by them) as additional consideration for the transfer of the Kitchen portion of the Additional Leases to Galena.

6.4 Promptly following completion and testing of a discovery well on the South Kitchen prospect leases capable of production in commercial quantities, Centurion will pay to Escopeta and Taylor, the amount of $2,000,000 (by wire transfer to a commercial account jointly designated by them) as additional consideration for the transfer of the South Kitchen portion of the Additional Leases to Texas Newco.

6.5 For all purposes of this clause 6, "a discovery well capable of production in commercial quantities" shall mean the first completed well on the North Alexander, East Kitchen, Kitchen and South Kitchen prospects, as applicable, that produces oil, gas or other hydrocarbons in sufficient volume such that the arm's length sales revenue thereof is greater than the direct operational costs to produce and save the same (excluding general administrative and overhead charges) and as mutually agreed between Escopeta and Centurion.

7. DRILLING AND RIG COMMITMENTS

Topco for itself or through Texas Newco shall procure that drilling operations in respect of the North Alexander Leases when commenced, will proceed with all reasonable diligence until the relevant well(s) is successfully completed or has been properly plugged and abandoned in accordance with applicable rules and regulations.

8. SHARING OF POSSIBLE STATE OF ALASKA DRILLING TAX BENEFITS

8.1 The parties acknowledge that under the current laws of the State of Alaska, certain expenses incurred in connection with rig mobilization and drilling of the Alaskan Leases may qualify to be refunded or reimbursed by the State of Alaska or for credits against income taxes otherwise payable to the State of Alaska or the relevant Alaskan tax authority.

8.2 To the extent that any party is able to qualify and receive reimbursements and or tax credits related to costs associated with rig mobilization and drilling operations, the parties hereby agree that those reimbursements and/or tax credits shall be monetised for the benefit of Texas Newco in relation to the East Kitchen Leases and the North Alexander Leases and to Galena in respect of the Additional Leases, or their respective assigns, including, without limitation, Texas Newco (in respect of any of the Additional Leases that may have been assigned to it) and/or Topco and/or Centurion.

8.3 Any and all consideration received from the State of Alaska for or attributable to reimbursement of rig mobilisation and demobilisation costs and any related tax benefits shall be paid to Texas Newco in relation to the East Kitchen Leases and the North Alexander Leases

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and to Galena in relation to the Additional Leases, or their respective assigns, including, without limitation, Texas Newco (in respect of any of the Additional Leases that may have been assigned to it) and/or Topco and/or Centurion.

8.4 Any other non-tax or other benefits, whether federal or state, not reserved by law to working interest owners are reserved to the State of Alaska, or to Escopeta, as the case may be with regard to such entitlements.

9. AREA OF MUTUAL INTEREST IN ALASKA

9.1 Escopeta and Texas Oldco hereby agree that (other than in relation to the Alaskan Leases) in relation to

(a) any proprietary or economic interests that Texas Oldco and/or Escopeta may be offered hereafter in the State of Alaska; or

(b) any licences or leases in Alaska of which Escopeta and/or Texas Oldco become aware may be tendered for auction by the Department of Natural Resources, State of Alaska,

then Escopeta and/or Texas Oldco (as the case may be) will not be permitted to acquire or develop such interests or take any proprietary or economic interest in any such interests offered to or available for tender without first offering such interests or the opportunity to apply to tender for such interests to Topco and Centurion by way of simultaneous notice in writing setting out all the terms and conditions of such offer.

9.2 On receipt of such notice referred to in clause 9.1, Topco shall have 30 days to accept or reject such offer. If Topco wishes to accept such offer it shall serve written notice of such election on Escopeta and/or Texas Oldco (as the case may be) stating such acceptance with the intent to be legally bound thereby.

9.3 If Topco refuses such offer (or fails to accept the offer within such time period), Centurion shall have a further period of five days from such refusal (or failure) to accept such offer in writing to Escopeta and/or Texas Oldco (as the case may be). If Centurion refuses such offer (or fails to accept the offer within such time period) then Escopeta and/or Texas Oldco (as the case may be) shall be permitted to develop or own, develop or apply to tender for (as the case may be) such interests.

9.4 If Topco or Centurion accept such offer, Escopeta or Texas Oldco (as the case may be) shall be entitled to receive a 17.5 per cent ORRI charged against the interest so acquired by Topco and/or Centurion.

9.5 Taylor hereby agrees that (other than the Alaskan Leases) in relation to:

(a) any proprietary or economic interests that may be offered to Taylor hereafter in the state of alaska; or

(b) any licences or leases in Alaska of which Taylor may hereafter become aware of that will be scheduled for tender at auction by the Department of Natural Resources, State of Alaska,

then Taylor shall first offer such interests or the right to acquire such interests to Topco and Centurion by way of simultaneous notice in writing setting out all the terms and conditions of Taylor's offer to sell, or right to acquire and/or bid for acquisition.

9.6 On receipt of any such notice from Taylor referred to in clause 9.5, Topco shall have 30 calendar days (or less, if a lesser time is specified in the notice from Taylor) to determine whether it accepts or rejects such offer. If Topco wishes to accept such offer it shall serve written notice on Taylor within such time period stating its acceptance of such offer and commitment to tender the required consideration, if any, within five business days thereafter, or its rejection thereof.

(a) If Topco rejects such offer (or fails to accept the offer within such time period, or, if applicable, fails or refuses to tender timely payment thereafter), Centurion shall have a further period of five days from such refusal (or failure) to accept such offer in writing to Taylor. If Centurion refuses such offer (or fails to accept the offer within such time period or, if applicable, fails or refuses to tender timely payment thereafter) then Taylor shall be permitted to develop or own or make application for the award of (as the case may be) such interests.

(b) If either Topco or Centurion accept such offer within the applicable time period, and timely tender the required consideration, if any, then Taylor shall be entitled to receive a 17.5 per cent ORRI charged against the interest so acquired by Topco or Centurion.

10. ACCURACY OF INFORMATION

10.1 Each party represents and warrants to Escopeta that it or its principals are either experienced and knowledgeable in the oil and gas exploration and production business or have access to experienced and knowledgeable professionals and that they are making this investment decision based on their own due diligence and economic evaluations.

10.2 Escopeta represents and warrants that the information provided relative to this Agreement has been prepared with reasonable diligence and in accordance with recognized industry standards and practices. To the actual knowledge of Escopeta, none of the information provided is materially inaccurate or incomplete, subject to any limitations or qualifications made at the time of disclosure. Subject to those understandings, the parties other than Escopeta shall be entitled to rely on the completeness, correctness and accuracy of the information provided by Escopeta in relation to the Alaskan Leases.

11. LEGAL COMPLIANCE

Each party agrees and acknowledges that it shall comply at all times with all applicable laws, and governing regulations provided and enforced by competent regulatory bodies to which it is subject and related to operating the business of oil and gas exploration and production in the State of Alaska; and that it shall pay any and all taxes that fall due on any operations conducted by it in the State of Alaska, including payroll taxes.

12. CONFIDENTIALITY; RETURN OF ESCOPETA PROPERTY

12.1 "Confidential Information" of a party means and includes, but is not limited to, all information owned and possessed by that party, including, but not limited to, hardware, software, screens, specifications, designs, plans, drawings, data, prototypes, discoveries, research, developments, methods, processes, procedures, improvements, "know-how," trade secrets, compilations, market research, marketing techniques and plans, business plans and strategies, customer names and other information related to customers, price lists, pricing policies and financial information or other business and/or technical information and materials, in written, graphic, machine-readable form or in any other medium. Notwithstanding anything to the contrary contained in this Agreement, Confidential Information shall not include any information that:

(a) is in the public domain or becomes generally known to parties outside of this Agreement on a non-confidential basis, through no wrongful act of the party to this Agreement receiving such information or the disclosing party;

(b) is lawfully obtained by any party to this Agreement, as the case may be, from a party outside of this Agreement without any obligation to maintain the information as proprietary or confidential;

(c) was known to a party to this Agreement, on a case by case basis and evidenced by tangible records of such party kept in the ordinary course of business , prior to its disclosure by the disclosing party, and without any obligation to keep it confidential;

(d) is independently developed by any party to this Agreement, prior to the disclosure by a party, and as the case may be, without reference to any Confidential Information disclosed by another party to this Agreement as evidenced by tangible records kept in the ordinary course of business;

(e) is the subject of a written agreement whereby any party to this Agreement, as the case may be, consents to the use or disclosure of such Confidential Information by another to this Agreement prior to the disclosure by such party, and; or

(f) is required by order of any competent court and after such party shall first provide the disclosing party with notice and opportunity to contest any such disclosure directly and independently before such court if reasonably practicable.

12.2 Each party agrees that at all times it shall preserve as confidential all Confidential Information, and any actual or potential financial, strategic or operational partners that have been disclosed to it and each party shall not, without the prior written consent of such other relevant party or parties, use for its own benefit or purposes, or disclose to any other party such Confidential Information, except as may be required by applicable law or as may reasonably be required to be disclosed to a party's consultants, lenders, potential lenders or any bona fide potential purchaser of an undivided interest of a party's interest in the Alaska Leases (so long as such third party executes a confidentiality agreement containing terms equivalent to those contained in this Agreement). These obligations with respect to confidentiality shall continue for a period of one year after the expiration or termination of this Agreement.

12.3 All records, business plans, financial statements, manuals, memoranda, documents, correspondence, reports, records, charts, lists and other similar data delivered to or compiled by Escopeta or by or on behalf of Centurion or its representatives, which pertain to the business of Escopeta and Taylor shall be and remain the property of Escopeta and Taylor and be subject at all times to Escopeta's discretion and control. In the event of the termination of this Agreement, all such materials pertaining to the business of Escopeta which has been obtained by Centurion shall be delivered promptly to Escopeta upon written request by Escopeta, provided, however, that Centurion may retain copies of any such documents and materials which may be reasonably necessary to maintain business, accounting, and legal records associated with this Agreement subject to the non-disclosure provisions of this clause 12.

13. **NOTICE/CURE**

No party shall be considered to have failed to perform any material obligation or duty under this Agreement unless and until:

(a) **Failure to make payments**

In the case of a failure to pay any amount, such failure shall not have been cured within fifteen (15) calendar days after receipt of written notice thereof from the party demanding payment.

(b) **Other failures to perform**

In the case of any other failure to perform any obligation or duty under this Agreement, such failure shall not have been cured within thirty (30) calendar days after receipt of written notice from the demanding party describing in reasonable detail the failure.

14. REPRESENTATIONS AND WARRANTIES.

14.1 Centurion represents and warrants to the other parties that:

(a) Centurion is a Florida corporation duly organised, validly existing in the U.S. Centurion is not in breach or violation of, and the execution, delivery and performance of this Agreement by Centurion will not result in a breach or violation of, any of the provisions of Centurion's articles of incorporation, as amended to the date of this Agreement, by-laws, as amended to the date of this Agreement or any other contract to which Centurion is a party that is material to its business plans or prospects.

(b) Centurion has the full right, corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Centurion and the performance by Centurion of the transactions contemplated hereby have been duly and validly authorised by all necessary corporate action. This Agreement has been duly executed, acknowledged, and delivered by Centurion and is the legal, valid and binding obligation of Centurion, enforceable against Centurion in accordance with its terms, except to the extent that the enforceability hereof may be limited by bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors' rights generally or by general principles of equity.

14.2 Escopeta represents and warrants to the other parties that:

(a) Escopeta is a limited liability company duly organised, validly existing and in good standing as a Texas corporation, Escopeta is not in breach or violation of, and the execution, delivery and performance of this Agreement by Escopeta will not result in a breach or violation of, any of the provisions of Escopeta's articles of organization, as amended to the date of this Agreement or governing regulations, as amended to the date of this Agreement.

(b) Escopeta has the full right, power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Escopeta and the performance by Escopeta of the transactions contemplated hereby have been duly and validly authorised by all necessary action. This Agreement has been duly executed, acknowledged, and delivered by Escopeta and is the legal, valid and binding obligation of Escopeta, enforceable against Escopeta in accordance with its terms, except to the extent that the enforceability hereof may be limited by bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors' rights generally or by general principles of equity. Escopeta warrants that it has no debt other than to its shareholders and

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there are no liens against the Alaskan Leases or restrictions on the transfer of the interests in the Alaskan Leases as contemplated in this Agreement.

(c) Escopeta further represents and warrants that the Alaskan Leases are in full force and effect, that Escopeta is not in default under the Alaskan Leases, that all payments and filings required by the Alaskan Leases or necessary under the terms of the Alaskan Leases for the Alaskan Leases to be valid and in full force and effect have been made.

14.3 Taylor represents and warrants to the other parties that:

(a) Taylor is a limited liability company duly organised, validly existing and in good standing under the laws of Texas. Taylor is not in breach or violation of, and the execution, delivery and performance of this Agreement by Taylor will not result in a breach or violation of, any of the provisions of Taylor's articles of organisation, as amended to the date of this Agreement or governing regulations, as amended to the date of this Agreement.

(b) Taylor has the full right, corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Taylor and the performance by Taylor of the transactions contemplated hereby have been duly and validly authorised by all necessary corporate action. This Agreement has been duly executed, acknowledged, and delivered by Taylor and is the legal, valid and binding obligation of Taylor, enforceable against Taylor in accordance with its terms, except to the extent that the enforceability hereof may be limited by bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors' rights generally or by general principles of equity. Taylor warrants that it has no debt other than to its shareholders and there are no liens against the Alaskan Leases arising through it or restrictions on the transfer of the interests in the Alaskan Leases as contemplated in this Agreement.

(c) Taylor further represents and warrants that it owns an undivided beneficial 25% interest in the Alaska Leases and has relied upon Escopeta to administer the Leases. To the best of Taylor's actual knowledge without independent investigation, the Alaskan Leases are in full force and effect, that Taylor is not in default under the Alaskan Leases, that all payments and filings required by the Alaskan Leases or necessary under the terms of the Alaskan Leases for the Alaskan Leases to be valid and in full force and effect have been made.

14.4 Texas Newco represents and warrants to the other parties that:

(a) Texas Newco is a corporation duly organised, validly existing and in good standing as a Texas corporation, Texas Newco is not in breach or violation of, and the execution, delivery and performance of this Agreement by Texas Newco will not result in a breach or violation of, any of the provisions of Texas Newco's articles of incorporation, as amended to the date of this Agreement or bylaws, as amended to the date of this Agreement.

(b) Texas Newco has the full right, corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Texas Newco and the performance by Texas Newco of the transactions contemplated hereby have been duly and validly authorised by all necessary corporate action. This Agreement has been duly executed, acknowledged, and delivered by Texas Newco and is the legal, valid and binding obligation of Texas Newco, enforceable against Texas Newco in accordance with its

CJD

terms, except to the extent that the enforceability hereof may be limited by bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors' rights generally or by general principles of equity.

14.5 Galena represents and warrants to the other parties that:

(a) Galena is a corporation duly organised, validly existing and in good standing as a Texas corporation, Galena is not in breach or violation of, and the execution, delivery and performance of this Agreement by Galena will not result in a breach or violation of, any of the provisions of Galena's articles of incorporation, as amended to the date of this Agreement or bylaws, as amended to the date of this Agreement.

(b) Galena has the full right, corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Galena and the performance by Galena of the transactions contemplated hereby have been duly and validly authorised by all necessary corporate action. This Agreement has been duly executed, acknowledged, and delivered by Galena and is the legal, valid and binding obligation of Galena, enforceable against Galena in accordance with its terms, except to the extent that the enforceability hereof may be limited by bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors' rights generally or by general principles of equity.

14.6 Texas Oldco represents and warrants to the other parties that:

(a) Texas Oldco is a corporation duly organised, validly existing and in good standing as a Texas corporation. Texas Oldco is not in breach or violation of, and the execution, delivery and performance of this Agreement by Texas Oldco will not result in a breach or violation of, any of the provisions of Texas Oldco's articles of incorporation, as amended to the date of this Agreement , or bylaws, as amended to the date of this Agreement.

(b) Texas Oldco has the full right, corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Texas Oldco and the performance by Texas Oldco of the transactions contemplated hereby have been duly and validly authorised by all necessary corporate action. This Agreement has been duly executed, acknowledged, and delivered by Texas Oldco and is the legal, valid and binding obligation of Texas Oldco, enforceable against Texas Oldco in accordance with its terms, except to the extent that the enforceability hereof may be limited by bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors' rights generally or by general principles of equity.

14.7 Topco represents and warrants to the other parties that:

(a) Topco is a corporation duly organised, validly existing and in good standing as a Delaware corporation, Topco is not in breach or violation of, and the execution, delivery and performance of this Agreement by Topco will not result in a breach or violation of, any of the provisions of Topco's articles of incorporation, as amended to the date of this Agreement or bylaws, as amended to the date of this Agreement.

(b) Topco has the full right, corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Topco and the performance by Topco of

the transactions contemplated hereby have been duly and validly authorised by all necessary corporate action. This Agreement has been duly executed, acknowledged, and delivered by Topco and is the legal, valid and binding obligation of Topco, enforceable against Topco in accordance with its terms, except to the extent that the enforceability hereof may be limited by bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors' rights generally or by general principles of equity.

15. MISCELLANEOUS

15.1 Amendments

This Agreement may be amended, supplemented or modified only in a writing signed by authorised representatives of all the parties hereto.

15.2 Notices

All notices and other communications provided for or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or by courier service providing for next day service, or sent by registered or certified mail, postage prepaid, and return receipt requested, or electronic mail, if confirmed by a subsequent written letter to the party at the address noted below:

If to Centurion:

Centurion Gold Holdings Inc.
P.O. Box 363
Rivonia, 2128
South Africa
Facsimile: 27-11807-1449

If to Escopeta:
Escopeta Oil Co., L.L.C.
5005 Riverway, Suite 440
Houston, Texas 77056, USA
Facsimile 713-439-1205

If to Taylor:
One Allen Center
3400 Penthouse
500 Dallas St #3450
Houston, Texas 77002, USA
Facsimile 713-654-7814

If to Texas Newco:
5005 Riverway
Suite 440
Houston, Texas 77056
Facsimile 907-346-2163

If to Galena:
P.O. Box 363
Rivonia, 2128
South Africa

ESD

Facsimile 27-11807-1449

If to Topco:
3500 South Dupont Highway
Dover
Delaware 19901
Facsimile 907-346-2163

If to Texas Oldco:
5005 Riverway
Suite 440
Houston, Texas 77056
Facsimile 713-439-1205

15.3 This Agreement is personal to the parties and accordingly no party without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed) shall assign, transfer, change the benefit of all or any of any other party's obligations nor any benefit arising under this Agreement.

15.4 Unless expressly otherwise provided in this Agreement or other documents, each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with this Agreement.

15.5 Each party acknowledges and agrees that:

(a) this agreement together with any other documents referred to in Exhibit "C" (together the **"Transaction Documents"**) constitute the entire and only agreement between the parties relating to the subject matter of the Transaction Documents;

(b) it has not been induced to enter into any Transaction Document in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto,

PROVIDED THAT the provisions of this clause 15.5 shall not exclude any liability which any of the parties would otherwise have to any other party or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this Agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

15.6 **Waiver**

(a) A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

(b) No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial

exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) No breach of any provision of this Agreement by a party shall be waived or discharged except with the express written consent of all of the other parties.

(d) The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

15.7 Invalidity

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

(a) the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b) the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way.

15.8 Counterparts

This Agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by all parties.

15.9 Governing law and jurisdiction

(a) With respect to any Proceedings or Disputes relating to the rights and obligations of Arrik:

(i) This Agreement (and any dispute, controversy, proceedings or claim of whatever nature by or against Arrik arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

(ii) Each of the parties to this Agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Agreement or its formation (respectively, **"Proceedings"** and **"Disputes"**) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

(iii) Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 15.9 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

(b) With respect to any Proceedings or Disputes relating to the rights and obligations of any other Party to this Agreement:

(i) This Agreement (and any dispute, controversy, proceedings or claim of whatever nature—other than those by or against Arrik—arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with the laws of the State of Texas.

(ii) Subject to clause 15.9 (a) above Each of the parties to this Agreement irrevocably agrees that the courts of Texas shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this Agreement or its formation (respectively, **"Proceedings"** and **"Disputes"**) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Texas.

(iii) Subject to 15.9 (a) above Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of Texas are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 15.9 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

(c) Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document (**"Documents"**) for the purpose of any Proceedings begun pursuant to this Agreement shall be duly served upon it if delivered personally or sent by registered post, in the case of:

(i) Centurion to P.O. Box 363, Rivonia, 2128, South Africa (marked for the attention of the Company Secretary);

(ii) Escopeta to 5005 Riverway, Suite 440, Houston, Texas 77056 (marked for the attention of Patrick V. Strong, Registered Agent);

(iii) Taylor to One Allen Center, 3400 Penthouse, 500 Dallas St #3450, Houston, Texas 77002, USA (marked for the attention of the Company Secretary);

(iv) Texas Newco to 5005 Riverway, Suite 440, Houston, Texas 77056 (marked for the attention of Patrick V. Strong, Registered Agent);

(v) Galena to P.O. Box 363, Rivonia, 2128, South Africa (marked for the attention of the Company Secretary);

(vi) Topco to 3500 South Dupont Highway, Dover, Delaware 19901 (marked for the attention of the Company Secretary);

(vii) Texas Oldco to 5005 Riverway, Suite 440, Houston, Texas 77056 (marked for the attention of Patrick V. Strong, Registered Agent),

or such other person and address in England and/or Wales as a party shall notify to the other parties in writing from time to time.

15.10 **Third Party Rights**

(a) The operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded.

(b) The parties may, amend, vary or terminate this Agreement in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party.

(c) Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this Agreement may not veto any amendment, variation or termination of this agreement which is proposed by the parties and which may affect the rights or benefits of the Third Party.

15.11 **Section Headings, Construction**

The headings of clauses in this Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

15.12 **Currency**

All references to currency within this Agreement, unless otherwise stated, shall mean United States Dollars.

15.13 **Business Day**

For the purposes of this Agreement, a business day is defined as any calendar day during which the London Stock Exchange plc is scheduled to be officially open for business for any period of time.

15.14 **Further Assurance**

Each of the parties shall from time to time upon request from the another do or procure the doing of all acts and/or execute or procure the execution of all such documents in so far as each is reasonably able and in a form reasonably satisfactory to the party concerned for the purpose of giving a party the full benefit of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorised officers or agents as set forth below.

ISP

EXHIBIT A

Full details of East Kitchen Leases, North Alexander Leases and Additional Leases

ADL #	Acres	Acquired	Lease Expire	Date next pmt	$/Acre	Due	Note	
North Alexander								
389,935	5673	01-Jan-02	31-Dec-08	01-Jan-07	3.00	17019	Due 1 January 2007	$17,019
389,213	5760	01-Feb-00	31-Jan-07	01-Feb-07	3.00	17280	Due 1 February 2007	$34,347
389,212	5689	01-Feb-00	31-Jan-07	01-Feb-07	3.00	17067	Due 1 June 2007	$11,520
390,586	5760	01-Jun-05	31-May-12	01-Jun-07	2.00	11520		
East Kitchen								
390,548	5752	01-Jun-05	31-May-12	01-Jun-07	2.00	11504	Due 1 January 2007	$70,847
389,926	5760	01-Jan-02	31-Dec-08	01-Jan-07	3.00	17280	Due 1 June 2007	$11,504
389,925	5682	01-Jan-02	31-Dec-08	01-Jan-07	3.00	17046		
389,914	5121.87	01-Jan-02	31-Dec-08	01-Jan-07	3.00	15366		
389,915	5643.46	01-Jan-02	31-Dec-08	01-Jan-07	3.00	16930		
389,916	1408.19	01-Jan-02	31-Dec-08	01-Jan-07	3.00	4225		
Kitchen								

LONDON\JBS\4050881.03

390,552	2560	01-Jun-05	31-May-12	01-Jun-07	2.00	5120
390,553	1280	01-Jun-05	31-May-12	01-Jun-07	2.00	2560
390,554	2536	01-Jun-05	31-May-12	01-Jun-07	2.00	5072
389,924	5660	01-Jan-02	31-Dec-08	01-Jan-07	3.00	16980
389,189	2560	01-Feb-00	31-Jan-07	01-Feb-07	3.00	7680
389,190	2560	01-Feb-00	31-Jan-07	01-Feb-07	3.00	7680
389,191	1920	01-Feb-00	31-Jan-07	01-Feb-07	3.00	5760
389,192	2560	01-Feb-00	31-Jan-07	01-Feb-07	3.00	7680
389,193	2560	01-Feb-00	31-Jan-07	01-Feb-07	3.00	7680
389,194	1280	01-Feb-00	31-Jan-07	01-Feb-07	3.00	3840
389,917	5760	01-Jan-02	31-Dec-08	01-Jan-07	3.00	17280
389,918	4419	01-Jan-02	31-Dec-08	01-Jan-07	3.00	13257
389,919	5586	01-Jan-02	31-Dec-08	01-Jan-07	3.00	16758
389,920	5637.13	01-Jan-02	31-Dec-08	01-Jan-07	3.00	16911

Due 1 January 2007	$81,186
Due 1 February 2007	$40,320
Due 1 June 2007	$12,752

050

South Kitchen

390,731	2760	Not issued				0
389,910	5632	01-Jan-02	31-Dec-08	01-Jan-07	3.00	16896
390,547	2560	01-Jun-05	31-May-12	01-Jun-07	2.00	5120
389,185	4655.19	01-Feb-00	31-Jan-07	01-Feb-07	3.00	13966
389,186	5273.07	01-Feb-00	31-Jan-07	01-Feb-07	3.00	15819
389,912	1335.47	01-Jan-02	31-Dec-08	01-Jan-07	3.00	4006
390,546	1640	01-Jun-05	31-May-12	01-Jun-07	2.00	3280

Due 1 January 2007	$20,902
Due 1 February 2007	$29,785
Due 1 June 2007	$8,400

Total lease costs due in 2007:

Due 1 January 2007	$189,954
Due 1 February 2007	$104,452
Due 1 June 2007	$44,176
	$338,582

050

EXHIBIT B

Escrow Agreement

EXHIBIT C

Transaction Documents

1. Escrow Agreement

Centurion Gold Holdings Inc.

Date: 15 september 2006

By: [signature]
Name: J. J. A. Du Plooy
Title:

Escopeta Oil Company LLC

Date: ____________, 2006

By:______________________
Name:
Title:

Taylor Minerals LLC

Date: ____________, 2006

By:______________________
Name:
Title:

Escopeta Energy Company Inc.

Date: 15 september, 2006

By: [signature]
Name: JJA Du Plooy
Title:

Galena Energy Corporation

Date: ____________, 2006

By:______________________
Name:
Title:

Centurion Gold Holdings Inc.

Date: ____________, 2006

By: ______________________
Name:
Title:

Escopeta Oil Company LLC

Date: 9/12, 2006

By: [signature]
Name: Danny S. Davis
Title: Member Partner

Taylor Minerals LLC

Date: 12 Sept, 2006

By: [signature]
Name: Robert G. Taylor
Title: President

Escopeta Energy Company Inc.

Date: ____________, 2006

By: ______________________
Name:
Title:

Galena Energy Corporation

Date: ____________, 2006

By: ______________________
Name:
Title:

DSD

C:\Documents and Settings\Escopeta Oil and Gas\Local Settings\Temporary Internet Files\OLK1B\escopeta exploration agreement executed (2) (2).DOC

Arrik Energy Inc.

Date: 15 September, 2006

By: [signature]
Name: NEVEN GORDON HENDRIE
Title: CFO

Escopeta Oil and Gas Corporation

Date: ______________, 2006

By: ______________________
Name:
Title:

Arrik Energy Inc.

Date: ____________, 2006

By:____________________
Name:
Title:

Escopeta Oil and Gas Corporation

Date: 9/12, 2006

By: [signature]
Name: Dany S. Dacus
Title: President

C:\Documents and Settings\Escopeta Oil and Gas\Local Settings\Temporary Internet Files\OLK18\escopeta exploration agreement executed (2) (2).DOC

DSD